Exhibit 23.2

Kyle L. Tingle CPA, LLC
PERSONAL FINANCIAL PLANNING
BUSINESS SERVICES & TAX PLANNING

August 4, 2009

To Whom It May Concern:

The firm of Kyle L. Tingle, CPA, LLC consents to the inclusion of his report dated May 21, 2009, accompanying the audited financial statements of Sparking Events, Inc. as of February 28, 2009 and February 29, 2008, in the Registration Statement on Form S-1 with the U.S. Securities and Exchange Commission and to our reference to the Firm under the caption “Experts” in the Prospectus.

Very truly yours,

Kyle L. Tingle
Kyle L. Tingle, CPA, LLC

3145 E. Warm Springs Road • Suite 450 • Las Vegas, Nevada 89120 • PHONE: (702) 450-2200 • FAX: (702) 436-4218
E-MAIL: ktingle@kyletinglecpa.com